This Addendum to the Equity Interests Pledge Agreement (the “Addendum”) is entered into on this ______ day of August 2010, by and among Grupo CSI de México, S. de R.L. de C.V. (“Grupo CSI”), Closure Systems International B.V. (“Closure Systems International”), CSI Mexico LLC (“CSI Mexico”) CSI en Saltillo, S. de R.L. de C.V. (“CSI Saltillo”) and Closure Systems Mexico Holdings LLC (“Closure Systems Mexico”), as Pledgors, and The Bank of New York Mellon acting solely in its capacity as Collateral Agent on behalf and for the benefit of the Secured Parties as Pledgee. Capitalized terms used in this Addendum which are no otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement (as such term is defined below).

Recitals

WHEREAS, an Equity Interests Pledge Agreement (the “Agreement”) was entered into on January 29, 2010, by and among Grupo CSI, Closure Systems International, CSI Mexico, CSI Saltillo, and Closure Systems Mexico, as pledgors, and The Bank of New York Mellon, acting solely in its capacity as Collateral Agent on behalf and for the benefit of the Secured Parties as pledgee, with the acknowledgment of Bienes Industriales del Norte, S.A. de C.V., Técnicos de Tapas Innovativas, S.A. de C.V., CSI Tecniservicio, S. de R.L. de C.V., and CSI en Ensenada, S. de R.L. de C.V.

WHEREAS, on March 2, 2010, CSI Saltillo increased its variable corporate capital and, as a consequence thereof, inter alia, issued a new partnership interest (the “New Partnership Interest”) to CSI Mexico.

Representations and Warranties

I.    CSI Mexico hereby represents and warrants, through its legal representative, that on the date hereof CSI Mexico is the sole, legal and beneficial owner of 2 (two) partnership interests, representing the outstanding capital of CSI Saltillo, which in the aggregate represents 00.01% of the total issued and outstanding capital of CSI Saltillo, on a fully diluted basis.

II.    Each of the Pledgors hereby represents and warrants, with respect to itself, through its legal representative, that on the date hereof the individual executing this Addendum in the name and on behalf of such Pledgor has sufficient power and authority, as well as the necessary authority (corporate, organizational or otherwise) to validly execute and deliver this Addendum on its behalf and to validly bind such Pledgor under the terms herein, and in the case of CSI Saltillo and Grupo CSI as evidenced in public deeds numbers 30535 and 30538, respectively, dated October 30, 2009, granted before Mr. Jose Luis Villavicencio Castañeda, Notary Public number 218 for Mexico City, and that such powers, authority and authorizations have not been revoked, modified or limited in any manner.

NOW THEREFORE, the parties hereto agree as follows:

First.- Pledge; Grant of Security Interest.

CSI Mexico hereby grants a first priority pledge and security interest to the Pledgee for the benefit of the Secured Parties, over the New Partnership Interest, subject to and under the same terms and conditions set forth in the Agreement.

For purposes of perfecting the Security Interest over the New Partnership Interest pursuant to paragraphs II and III of Article 334 of the Law, CSI Mexico hereby delivers to the Pledgee (i) an executed original of this Addendum, and (ii) a copy of the entry made in the partners registry book of CSI Saltillo, duly certified by an authorized officer or attorney-in-fact, evidencing that, on the date hereof, the Security Interest in and to the New Partnership Interest has been duly recorded in such partners registry book.

Second.- Amendment

The Pledgors and the Pledgee agree to amend Representation I (d) of the Agreement so that from now on it reads as follows:

“(d)
CSI Mexico is the sole, legal and beneficial owner of (i) 1 (one) partnership interest, representing the outstanding capital of Grupo CSI, which in the aggregate represents 52.48% of the total issued and outstanding capital of Grupo CSI, on a fully diluted basis (the “CSI Mexico Grupo CSI Pledged Partnership Interest”); and (ii) 2 (two) partnership interests, representing the outstanding capital of CSI Saltillo, which in the aggregate represents 00.01% of the total issued and outstanding capital of CSI Saltillo, on a fully diluted basis (the “CSI Mexico CSI Saltillo Pledged Partnership Interest”, and collectively with the CSI Mexico Grupo CSI Pledged Partnership Interest, the “CSI Mexico Pledged Partnership Interests”);”.

As a consequence of the above and for the avoidance of doubt, any future reference to the CSI Mexico CSI Saltillo Pledged Partnership Interest shall include the New Partnership Interest.

Third.- Entire agreement. This Addendum is subject to and governed by the same provisions set forth in the Agreement, which is hereby incorporated by reference. Except as expressly modified or supplemented in this Addendum, all provisions of the Agreement shall remain in full force and effect. The parties hereby expressly agree that all references made in or with respect to the Agreement, shall include the Agreement as modified by this Addendum. This Addendum and the Agreement shall from the date hereof be read and considered as one document.

Fourth.- No Novation. The parties hereby expressly agree that in no event shall this Addendum be deemed nor interpreted as a novation or payment of the Secured Obligations. By means of this Addendum, the parties hereby confirm and ratify all the terms of the Agreement that have not been expressly modified by this Addendum.

Fifth.- Jurisdiction, Governing Law. For all matters relating to the interpretation and fulfillment of this Addendum, the parties hereto expressly and irrevocably submit to the applicable laws of Mexico, and to the jurisdiction of the competent courts sitting in Mexico, Federal District, Mexico, with respect to any action or proceeding arising out of or relating hereto, and the parties hereby expressly and irrevocably waive all rights to any other jurisdiction to which they may be entitled to by reason of their present or future domiciles, or by any other reason.

Sixth.- Language. This Addendum is entered into in both the Spanish and English languages; provided that, in the case of any judicial procedure before a Mexican court, the Spanish version shall govern for all purposes.

Seventh.- Counterparts. This Addendum may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Addendum.

IN WITNESS WHEREOF, the parties hereto execute this Addendum in both the Spanish and English languages on the date first written above.

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The Pledgors:

Closure Systems International B.V. By:______________________ Name: Helen Golding Title: Attorney	Grupo CSI de México, S. de R.L. de C.V. By:______________________ Name: Helen Golding Title: Attorney
CSI Mexico LLC By:______________________ Name: Helen Golding Title: Assistant Secretary	CSI en Saltillo, S. de R.L. de C.V. By:______________________ Name: Helen Golding Title: Attorney
Closure Systems Mexico Holdings LLC By:______________________ Name: Helen Golding Title: Assistant Secretary

The Pledgee:

The Bank of New York Mellon, acting solely in its capacity as Collateral Agent on behalf and for the benefit of the Secured Parties.

By:______________________
Name:
Title: